EX-16.11.a
Law Offices

Stradley Ronon Stevens & Young, LLP
1250 Connecticut Avenue, N.W., Suite 500
Washington, DC  20036
(202) 822-9611

December 22, 2015

Nationwide Variable Insurance Trust
1000 Continental Drive
King of Prussia, Pennsylvania 19406

Subject:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Nationwide Variable Insurance Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of all of the property, assets and goodwill of, and the assumption of all of the liabilities of, the NVIT Growth Fund, a series of the Trust, by and in exchange for Class I and Class II shares of the NVIT Large Cap Growth Fund (“Shares”), a series of the Trust (the “Transaction”).

In connection with this opinion, we have examined:  (i) a copy of the Trust’s Certificate of Trust, as filed with the Secretary of State of the State of Delaware on October 1, 2004, and amended on April 24, 2007 and January 14, 2011; (ii) the Trust’s Second Amended and Restated Agreement and Declaration of Trust, amended and restated as of June 17, 2009 (“Declaration of Trust”); (iii) the Trust’s Second Amended and Restated Bylaws, amended and restated as of June 17, 2009 (“Bylaws”); (iv) a Good Standing Certificate, dated December 22, 2015, from the Secretary of State of the State of Delaware; and (v) resolutions adopted by the Board of Trustees of the Trust (the “Board”) in connection with the Transaction as well as other documents and items we deem material to this opinion.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.           The Shares will be issued in accordance with the Declaration of Trust, Bylaws and resolutions of the Board relating to the creation, authorization and issuance of shares.

Nationwide Variable Insurance Trust
December 22, 2015

2.           The Shares will be issued against payment therefor as described in the Prospectus/Information Statement and Statement of Additional Information relating thereto included in the Registration Statement, and that such payments will have been at least equal to their respective net asset values.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and any amendments related thereto.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:      /s/Christopher J. Zimmerman
Christopher J. Zimmerman, a Partner